Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Isabella Wiltse
	Senior Vice President, Finance & Investor Relations	Vice President, Media & Public Relations
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS THIRD QUARTER 2024 RESULTS
-- Diluted EPS of $1.36; Adjusted Diluted EPS of $1.62 --
-- Reaffirms 2024 Adjusted Diluted EPS Guidance Floor of Greater Than $6.80 --

•Adjusted diluted EPS of $1.62 in the third quarter of 2024.
•Premium and service revenues of $36.9 billion in the third quarter of 2024.
•Membership increases of 22% in Marketplace and 49% in Medicare Prescription Drug Plans, compared to the third quarter of 2023.
•Continued execution on capital deployment with $1.2 billion of share repurchases during the third quarter of 2024 and an additional $380 million in October, bringing full-year repurchases to $2.4 billion through October 2024.

ST. LOUIS, October 25, 2024 -- Centene Corporation (NYSE: CNC) ("the Company") announced today its financial results for the third quarter ended September 30, 2024. In summary, the 2024 third quarter results were as follows:

Total revenues (in millions)	$42,023
Premium and service revenues (in millions)	$36,899
Health benefits ratio	89.2%
SG&A expense ratio	8.3%
Adjusted SG&A expense ratio (1)	8.3%
GAAP diluted EPS	$1.36
Adjusted diluted EPS (1)	$1.62
Total cash flow used in operations (in millions)	$(978)

(1)
Represents a non-GAAP financial measure. A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"Our diversified portfolio has allowed us to successfully navigate a dynamic landscape in the quarter. At the same time, we delivered on fundamentals that carry positive implications for Centene's multi-year earnings trajectory, including notable RFP wins, Medicare Stars improvements and ongoing operational efficiencies," said Chief Executive Officer of Centene, Sarah M. London. "We remain confident in our full year outlook for adjusted diluted EPS of greater than $6.80 and are well positioned to capture the powerful, long-term growth opportunities we see in government-sponsored healthcare."

Other Events

•In October, the Centers for Medicare and Medicaid Services (CMS) issued 2025 Medicare Advantage Star Ratings. Based on the data, Centene has approximately 46% of its Medicare Advantage membership enrolled in plans rated 3.5 stars or higher – compared to approximately 23% in the prior year. This represents meaningful progress and is consistent with internal expectations despite higher than industry-anticipated cut point changes. Additionally, we are appealing CMS' scoring of our TTY (Text-to-Voice teletypewriter services for the hearing impaired) measure which, if successful, could further increase our percentage of Medicare Advantage members enrolled in plans rated 3.5 stars or higher.
•In October, Centene's subsidiary, Meridian Health Plan of Michigan, was selected by the Michigan Department of Health and Human Services to provide highly integrated Medicare and Medicaid services for dually eligible Michiganders through a Highly Integrated Dual Eligible Special Needs Plan. The plan is expected to launch on January 1, 2026 and is a seven-year term, with three optional one-year extensions, for a total of 10 possible contract years.
•In October, Centene completed the sale of Collaborative Health Systems, a management services organization.
•In September, Centene's subsidiary, Health Net Community Solutions, was selected by the California Department of Health Care Services to provide managed dental health care services to beneficiaries of Medi-Cal, the State's Medicaid program, in Los Angeles and Sacramento counties. The new 54-month contract is expected to take effect on July 1, 2025.
•In September, Centene's subsidiary, Iowa Total Care, was selected by the Iowa Department of Health and Human Services to continue providing Medicaid managed care services under the Iowa Health Link program. The contract is expected to begin July 1, 2025 and is a four-year term, with an optional two-year extension, for a total of six possible contract years.
•In August, Centene's subsidiary, PA Health and Wellness, was selected by the Pennsylvania Department of Human Services to continue to administer Pennsylvania's Community HealthChoices program, the Medicaid managed care program that covers adults who are dually eligible for Medicare and Medicaid or who qualify to receive Medicaid long-term services and supports due to a need for the level of care provided in a nursing facility. The contract is expected to begin April 1, 2025 and is a five-year term, with three optional one-year extensions, for a total of eight possible contract years.
•In July, the State of Florida announced plans to execute agreements with eight health plans, including Centene's subsidiary, Sunshine Health. The Statewide Medicaid Managed Care program includes integrated Managed Medical Assistance, Long-Term Care services, Serious Mental Illness, Child Welfare and HIV specialty products. The contract is expected to begin on February 1, 2025.

Awards & Community Engagement

•In the aftermath of Hurricanes Helene and Milton, Centene's first priority was to conduct outreach to assess the safety of our employees and members. Centene, the Centene Foundation and our health plans then worked to provide on-the-ground support in affected areas in the forms of medical supplies and over-the-counter medications to community health centers and provider practices, hard-to-find essential supplies and monetary donations to approximately two dozen non-profit organizations across Florida, Georgia, North Carolina, South Carolina and Tennessee.
•In September, the Centene Foundation announced grants to both The Jed Foundation and the Washington State Opportunity Scholarship in order to expand services to protect the emotional health of teens and young adults and increase access to healthcare careers for students.
•In September, WellCare of North Carolina, a Medicaid health plan and a Centene subsidiary, announced a donation available to nine Family Justice Centers across North Carolina. These funds will support Camp HOPE America, a week-long overnight camp specially designed for youth impacted by domestic violence and trauma.
•In September, Centene was recognized by Fortune magazine as one of the Best Workplaces in Health Care 2024™ for the third consecutive year in the Large Company category.
•In August, Newsweek named Centene among America's Greatest Workplaces for Parents & Families 2024, and U.S. Veterans Magazine included Centene as a Top Veteran-Friendly Employer.

Membership

The following table sets forth membership by line of business:

	September 30,
	2024	2023
Traditional Medicaid (1)	11,478,600	13,470,900
High Acuity Medicaid (2)	1,590,200	1,769,600
Total Medicaid	13,068,800	15,240,500
Commercial Marketplace	4,501,300	3,681,600
Commercial Group	426,600	424,200
Total Commercial	4,927,900	4,105,800
Medicare (3)	1,129,900	1,310,600
Medicare PDP	6,766,400	4,539,800
Total at-risk membership	25,893,000	25,196,700
TRICARE eligibles	2,747,000	2,773,200
Total	28,640,000	27,969,900

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care and Behavioral Health.
(2)	Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS) and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended September 30,
	2024	2023	% Change
Medicaid	$21,316	$21,619	(1)%
Commercial	8,693	6,453	35%
Medicare (1)	5,643	5,430	4%
Other	1,247	1,465	(15)%
Total premium and service revenues	$36,899	$34,967	6%

(1)	Medicare includes Medicare Advantage, Medicare Supplement, Dual Eligible Special Needs Plans (D-SNPs) and Medicare Prescription Drug Plan (PDP).

Statement of Operations: Three Months Ended September 30, 2024

•For the third quarter of 2024, premium and service revenues increased 6% to $36.9 billion from $35.0 billion in the comparable period of 2023. The increase was primarily driven by Medicaid rate increases and membership growth in the Marketplace business due to strong product positioning as well as overall market growth, partially offset by lower Medicaid membership primarily due to redeterminations and recent divestitures in the Other segment.

•Health benefits ratio (HBR) of 89.2% for the third quarter of 2024 represents an increase from 87.0% in the comparable period in 2023. The increase was primarily driven by higher acuity in Medicaid resulting from the redetermination process as we continue to work with states to match rates with acuity. The increase was also driven by Medicare Star rating impacts.

•The SG&A expense ratio was 8.3% for the third quarter of 2024, compared to 8.7% in the third quarter of 2023. The adjusted SG&A expense ratio was 8.3% for the third quarter of 2024, compared to 8.6% in the third quarter of 2023. The decreases were primarily driven by the divestiture of Circle Health Group (Circle Health), which operated at a higher SG&A expense ratio, and continued leveraging of expenses over higher revenues. The decreases were partially offset by growth in the Marketplace business, which operates at a meaningfully higher SG&A expense ratio as compared to Medicaid.

•The effective tax rate was 22.9% for the third quarter of 2024, compared to 38.2% in the third quarter of 2023. The effective tax rate for the third quarter of 2023 reflects the tax effects of impairments as well as the then pending divestiture of Circle Health. For the third quarter of 2024, our effective tax rate on adjusted earnings was 23.3%, compared to 24.2% in the third quarter of 2023.

•For the third quarter of 2024, adjusted diluted EPS of $1.62, including a $0.10 net benefit associated with a Marketplace premium tax benefit originally expected in the fourth quarter of 2024.

•Cash flow used in operations for the third quarter of 2024 was $1.0 billion, primarily driven by the settlement of Marketplace risk adjustment payables for the 2023 benefit year, Medicaid rate increases not yet collected and an increase in Part D receivables, partially offset by net earnings.

Balance Sheet

At September 30, 2024, the Company had cash, investments and restricted deposits of $36.7 billion and maintained $266 million of cash and cash equivalents in its unregulated entities. Medical claims liabilities totaled $18.0 billion. The Company's days in claims payable was 51 days, a decrease of three days as compared to the second quarter of 2024, and a decrease of two days as compared to the third quarter of 2023. Approximately two days of the sequential quarter decrease was driven by the impact of state directed payments. Total debt was $17.6 billion, which included no borrowings on the $2.0 billion Revolving Credit Facility at quarter end.

During the third quarter of 2024, the Company repurchased 16.3 million shares for $1.2 billion. In October 2024, the Company repurchased an additional 5.2 million shares for $380 million. As of October 25, 2024, $2.8 billion remains available under the Company's stock repurchase program.

Outlook

The Company is updating its 2024 GAAP diluted EPS guidance floor to greater than $5.92 and reaffirming its 2024 adjusted diluted EPS guidance floor of greater than $6.80. A full reconciliation of adjusted diluted EPS is shown in the Non-GAAP Financial Presentation section of this release.

The Company's updated annual guidance for 2024 is as follows and will be discussed further on our conference call:

	Full Year 2024
GAAP diluted EPS	> $5.92
Adjusted diluted EPS (1)	> $6.80

(1)	A full reconciliation of adjusted diluted EPS is shown in the Non-GAAP Financial Presentation section of this release.

	Full Year 2024
	Low	High
Total revenues (in billions)	$159.0	$161.0
Premium and service revenues (in billions)	$143.5	$144.5
HBR	88.3%	88.5%
SG&A expense ratio	8.5%	8.7%
Adjusted SG&A expense ratio (2)	8.5%	8.7%
Effective tax rate	22.9%	23.9%
Adjusted effective tax rate (3)	24.0%	24.5%
Diluted shares outstanding (in millions)	522.2	525.2

(2)
Represents a non-GAAP financial measure. Adjusted SG&A expense ratio excludes acquisition and divestiture related expenses and severance costs due to a restructuring of approximately $85 million to $95 million.

(3)	Represents a non-GAAP financial measure. Adjusted effective tax rate excludes income tax effects of adjustments of approximately $210 million to $220 million.

Conference Call

As previously announced, the Company will host a conference call Friday, October 25, 2024, at 8:30 a.m. ET to review the financial results for the third quarter ended September 30, 2024.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 1267976 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly following the completion of the call for the next 12 months or until 11:59 p.m. ET on Friday, October 24, 2025, at the aforementioned URL. In addition, a digital audio playback will be available until 9 a.m. ET on Friday, November 1, 2024, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 1668275.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The Company believes the presentation of non-GAAP financial measures that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP net earnings attributable to Centene	$713	$469	$3,022	$2,657
Amortization of acquired intangible assets	173	180	519	542
Acquisition and divestiture related expenses	8	16	75	52
Other adjustments (1)	—	472	(97)	345
Income tax effects of adjustments (2)	(45)	(55)	(171)	(190)
Adjusted net earnings	$849	$1,082	$3,348	$3,406

(1) Other adjustments include the following pre-tax items:
2024:
(a) for the nine months ended September 30, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $83 million, net gain on the sale of property of $21 million, gain on the previously reported divestiture of Circle Health of $20 million, Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $14 million, severance costs due to a restructuring of $13 million, an additional loss on the divestiture of our Spanish and Central European businesses of $7 million and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $7 million.

2023:
(a) for the three months ended September 30, 2023: Circle Health impairment of $251 million, Operose Health impairment of $142 million, real estate impairments of $47 million, severance costs due to a restructuring of $22 million and a reduction to the previously recorded gain on the sale of Magellan Rx of $10 million;

(b) for the nine months ended September 30, 2023: Circle Health impairment of $251 million, Operose Health impairment of $142 million, real estate impairments of $92 million, gain on the sale of Apixio of $91 million, gain on the sale of Magellan Specialty Health of $79 million, severance costs due to a restructuring of $22 million, gain on the previously reported divestiture of Centurion of $15 million, an additional loss on the divestiture of our Spanish and Central European businesses of $13 million and a reduction to the previously recorded gain on the sale of Magellan Rx of $10 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The three and nine months ended September 30, 2024, include a tax benefit of $2 million related to tax adjustments on previously reported divestitures. The nine months ended September 30, 2023, includes a one-time income tax benefit of $69 million resulting from the distribution of long-term stock awards to the estate of the Company's former CEO.

	Three Months Ended September 30,		Nine Months Ended September 30,		Annual Guidance December 31, 2024
	2024	2023	2024	2023
GAAP diluted EPS attributable to Centene	$1.36	$0.87	$5.69	$4.85	greater than $5.92
Amortization of acquired intangible assets	0.33	0.33	0.98	0.99	~$1.32
Acquisition and divestiture related expenses	0.02	0.03	0.14	0.09	~$0.15
Other adjustments (3)	—	0.87	(0.18)	0.63	~$(0.18)
Income tax effects of adjustments (4)	(0.09)	(0.10)	(0.32)	(0.35)	~$(0.41)
Adjusted diluted EPS	$1.62	$2.00	$6.31	$6.21	greater than $6.80

(3) Other adjustments include the following pre-tax items:
2024:
(a) for the nine months ended September 30, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $0.15 per share ($0.11 after-tax), net gain on the sale of property of $0.04 per share ($0.03 after-tax), gain on the previously reported divestiture of Circle Health of $0.04 per share ($0.12 after-tax), Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $0.03 per share ($0.02 after-tax), severance costs due to a restructuring of $0.02 per share ($0.01 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.01 per share ($0.01 after-tax) and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $0.01 per share ($0.01 after-tax);

(b) for the year ended December 31, 2024, an estimated: $0.15 ($0.11 after-tax) net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments, $0.04 ($0.03 after-tax) net gain on the sale of property, $0.04 ($0.12 after-tax) gain on the previously reported divestiture of Circle Health, $0.03 ($0.02 after-tax) Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract, $0.02 ($0.01 after-tax) severance costs due to a restructuring, $0.01 ($0.01 after-tax) additional loss on the previously reported divestiture of our Spanish and Central European businesses and $0.01 ($0.01 after-tax) gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments.

2023:
(a) for the three months ended September 30, 2023: Circle Health impairment of $0.46 per share ($0.50 after-tax), Operose Health impairment of $0.26 per share ($0.24 after-tax), real estate impairments of $0.09 per share ($0.09 after-tax), severance costs due to a restructuring of $0.04 per share ($0.03 after-tax) and a reduction to the previously recorded gain on the sale of Magellan Rx of $0.02 per share ($0.00 after-tax);

(b) for the nine months ended September 30, 2023: Circle Health impairment of $0.46 per share ($0.49 after-tax), Operose Health impairment of $0.26 per share ($0.24 after-tax), real estate impairments of $0.17 per share ($0.15 after-tax), gain on the sale of Apixio of $0.17 per share ($0.12 after-tax), gain on the sale of Magellan Specialty Health of $0.14 per share ($0.12 after-tax), severance costs due to a restructuring of $0.04 per share ($0.03 after-tax), gain on the previously reported divestiture of Centurion of $0.03 per share ($0.02 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.02 per share ($0.01 after-tax) and a reduction to the previously recorded gain on the sale of Magellan Rx of $0.02 per share ($0.00 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The nine months ended September 30, 2023, include a one-time income tax benefit of $0.12 resulting from the distribution of long-term stock awards to the estate of the Company's former CEO.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP selling, general and administrative expenses	$3,057	$3,048	$9,169	$9,075
Less:
Acquisition and divestiture related expenses	8	16	75	52
Restructuring costs	—	22	13	22
Real estate optimization	—	—	—	7
Adjusted selling, general and administrative expenses	$3,049	$3,010	$9,081	$8,994

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average medical claims expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in claims payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State-directed Payments: Payments directed by a state that have minimal risk but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace and the TRICARE program. The Company also contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems and capabilities so that it can better serve its members, providers, local communities and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "guidance," "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene Corporation and its subsidiaries (Centene, the Company, our or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, competition, expected contract start dates and terms, expected activities in connection with completed and future acquisitions and dispositions, our investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments, and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables, and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including for providers, broker distribution networks, contract reprocurements and organic growth; our ability to adequately anticipate demand and provide for operational resources to maintain service level requirements; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third parties; impairments to real estate, investments, goodwill and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; our ability to effectively and ethically use artificial intelligence and machine learning in compliance with applicable laws; increased healthcare costs; inflation and interest rates; the effect of social, economic, and political conditions and geopolitical events, including as a result of changes in U.S. presidential administrations or Congress; changes in market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act

(collectively referred to as the ACA) and any regulations enacted thereunder; uncertainty concerning government shutdowns, debt ceilings or funding; tax matters; disasters, climate-related incidents, acts of war or aggression or major epidemics; changes in expected contract start dates and terms; changes in provider, broker, vendor, state, federal and other contracts and delays in the timing of regulatory approval of contracts, including due to protests; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare or other customers); the difficulty of predicting the timing or outcome of legal or regulatory audits, investigations, proceedings or matters including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices on acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other data security incidents or our failure to comply with applicable privacy, data or security laws and regulations; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of our corporate family rating, issuer rating or credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs. The guidance in this press release is only effective as of the date given, October 25, 2024, and will not be updated or affirmed unless and until we publicly announce updated or affirmed guidance.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,577	$17,193
Premium and trade receivables	18,281	15,532
Short-term investments	2,992	2,459
Other current assets	1,559	5,572
Total current assets	37,409	40,756
Long-term investments	17,691	16,286
Restricted deposits	1,452	1,386
Property, software and equipment, net	2,042	2,019
Goodwill	17,558	17,558
Intangible assets, net	5,582	6,101
Other long-term assets	617	535
Total assets	$82,351	$84,641
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$17,995	$18,000
Accounts payable and accrued expenses	13,338	16,420
Return of premium payable	1,959	1,462
Unearned revenue	658	715
Current portion of long-term debt	111	119
Total current liabilities	34,061	36,716
Long-term debt	17,494	17,710
Deferred tax liability	769	641
Other long-term liabilities	2,618	3,618
Total liabilities	54,942	58,685
Commitments and contingencies
Redeemable noncontrolling interests	13	19
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 619,945 issued and 510,078 outstanding at September 30, 2024, and 615,291 issued and 534,484 outstanding at December 31, 2023	1	1
Additional paid-in capital	20,522	20,304
Accumulated other comprehensive (loss)	(226)	(652)
Retained earnings	15,065	12,043
Treasury stock, at cost (109,867 and 80,807 shares, respectively)	(8,055)	(5,856)
Total Centene stockholders' equity	27,307	25,840
Nonredeemable noncontrolling interest	89	97
Total stockholders' equity	27,396	25,937
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$82,351	$84,641

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Premium	$36,115	$33,866	$106,784	$101,404
Service	784	1,101	2,425	3,353
Premium and service revenues	36,899	34,967	109,209	104,757
Premium tax	5,124	3,075	13,057	9,782
Total revenues	42,023	38,042	122,266	114,539
Expenses:
Medical costs	32,201	29,479	93,898	88,260
Cost of services	692	856	2,041	2,603
Selling, general and administrative expenses	3,057	3,048	9,169	9,075
Depreciation expense	140	148	408	436
Amortization of acquired intangible assets	173	180	519	542
Premium tax expense	5,095	3,156	13,218	10,021
Impairment	—	440	13	478
Total operating expenses	41,358	37,307	119,266	111,415
Earnings from operations	665	735	3,000	3,124
Other income (expense):
Investment and other income	432	214	1,440	992
Interest expense	(176)	(181)	(530)	(542)
Earnings before income tax	921	768	3,910	3,574
Income tax expense	211	293	896	914
Net earnings	710	475	3,014	2,660
(Earnings) loss attributable to noncontrolling interests	3	(6)	8	(3)
Net earnings attributable to Centene Corporation	$713	$469	$3,022	$2,657

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.37	$0.87	$5.71	$4.86
Diluted earnings per common share	$1.36	$0.87	$5.69	$4.85

Weighted average number of common shares outstanding:
Basic	521,965	539,535	528,912	546,374
Diluted	523,542	541,270	530,915	548,412

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net earnings	$3,014	$2,660
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	927	978
Stock compensation expense	181	167
Impairment	13	478
Deferred income taxes	14	14
(Gain) loss on divestitures, net	(103)	(172)
Other adjustments, net	(2)	158
Changes in assets and liabilities
Premium and trade receivables	(2,737)	(2,329)
Other assets	78	(103)
Medical claims liabilities	(5)	401
Unearned revenue	(58)	1,878
Accounts payable and accrued expenses	(503)	3,127
Other long-term liabilities	(84)	583
Other operating activities, net	6	(4)
Net cash provided by operating activities	741	7,836
Cash flows from investing activities:
Capital expenditures	(490)	(576)
Purchases of investments	(5,770)	(4,729)
Sales and maturities of investments	4,147	4,373
Divestiture proceeds, net of divested cash	959	690
Net cash used in investing activities	(1,154)	(242)
Cash flows from financing activities:
Proceeds from long-term debt	350	2,170
Payments and repurchases of long-term debt	(594)	(1,970)
Common stock repurchases	(2,181)	(1,602)
Proceeds from common stock issuances	37	32
Purchase of noncontrolling interest	—	(87)
Other financing activities, net	(5)	—
Net cash used in financing activities	(2,393)	(1,457)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	7	19
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(2,799)	6,156
Cash and cash equivalents reclassified (to) from held for sale	(3)	(36)
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	17,452	12,330
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$14,650	$18,450
Supplemental disclosures of cash flow information:
Interest paid	$495	$496
Income taxes paid	$821	$759

The following table provides a reconciliation of cash, cash equivalents and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	September 30,
	2024	2023
Cash and cash equivalents	$14,577	$18,190
Restricted cash and cash equivalents, included in restricted deposits	73	260
Total cash, cash equivalents and restricted cash and cash equivalents	$14,650	$18,450

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4	Q3
	2024	2024	2024	2023	2023
MEMBERSHIP
Traditional Medicaid (1)	11,478,600	11,640,900	11,750,000	12,754,000	13,470,900
High Acuity Medicaid (2)	1,590,200	1,499,000	1,547,600	1,718,000	1,769,600
Total Medicaid	13,068,800	13,139,900	13,297,600	14,472,000	15,240,500
Commercial Marketplace	4,501,300	4,401,300	4,348,800	3,900,100	3,681,600
Commercial Group	426,600	426,400	422,700	427,500	424,200
Total Commercial	4,927,900	4,827,700	4,771,500	4,327,600	4,105,800
Medicare (3)	1,129,900	1,138,400	1,146,800	1,284,200	1,310,600
Medicare PDP	6,766,400	6,603,600	6,438,900	4,617,800	4,539,800
Total at-risk membership	25,893,000	25,709,600	25,654,800	24,701,600	25,196,700
TRICARE eligibles	2,747,000	2,768,000	2,768,000	2,773,200	2,773,200
Total	28,640,000	28,477,600	28,422,800	27,474,800	27,969,900

(1)	Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2)	Membership includes ABD, IDD, LTSS and MMP Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.

NUMBER OF EMPLOYEES	60,700	60,000	59,900	67,700	67,800

DAYS IN CLAIMS PAYABLE	51	54	53	54	53

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$35,558	$37,421	$36,528	$36,314	$35,988
Unregulated	1,154	1,078	1,018	1,010	1,020
Total	$36,712	$38,499	$37,546	$37,324	$37,008

DEBT TO CAPITALIZATION	39.1%	39.1%	40.0%	40.7%	41.5%

OPERATING RATIOS	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
HBR	89.2%	87.0%	87.9%	87.0%
SG&A expense ratio	8.3%	8.7%	8.4%	8.7%
Adjusted SG&A expense ratio	8.3%	8.6%	8.3%	8.6%

HBR BY PRODUCT	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Medicaid	93.1%	90.7%	92.3%	89.9%
Commercial	80.0%	78.9%	75.7%	78.8%
Medicare (4)	88.0%	82.2%	89.4%	84.6%

(4)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, September 30, 2023	$17,141
Less: Reinsurance recoverables	45
Balance, September 30, 2023, net	17,096
Incurred related to:
Current period	126,158
Prior periods	(1,871)
Total incurred	124,287
Paid related to:
Current period	109,956
Prior periods	13,739
Total paid	123,695
Plus: Premium deficiency reserve	245
Balance, September 30, 2024, net	17,933
Plus: Reinsurance recoverables	62
Balance, September 30, 2024	$17,995

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior periods" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $109 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior periods" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior periods" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2023, and prior.